EXHIBIT 10.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of November 24, 2003, by and among PROLONG INTERNATIONAL CORPORATION, a Nevada corporation (“Parent”), PROLONG SUPER LUBRICANTS, INC., a Nevada corporation (“Borrower”), PROLONG INTERNATIONAL HOLDINGS LTD., a Cayman Islands company (“Cayman Sub I”), PROLONG INTERNATIONAL LTD., a Cayman Islands company (“Cayman Sub II”, and together with Cayman Sub I, the “Cayman Subsidiaries”), ST. CLOUD CAPITAL PARTNERS, LP, a Delaware limited partnership, and its affiliates (“St. Cloud”), BEDFORD OAK CAPITAL, L.P., a Delaware limited partnership (“Bedford I”), BEDFORD OAK OFFSHORE, LTD., a Cayman Islands company (“Bedford II”), and ASPEN VENTURES LLC, a New York limited liability company (“Aspen”), and collectively with Bedford I and Bedford II, the “Other Purchasers”). St. Cloud and the Other Purchasers are each referred to herein as “Purchaser” and collectively as “Purchasers”. Parent, Borrower, Cayman Sub I and Cayman Sub II are each referred to herein as a “Credit Party” and collectively as the “Credit Parties”.

FOR VALUE RECEIVED, and in consideration of the covenants and agreements contained herein, the parties agree as follows:

1. DEFINITIONS.

1.1 Definitions.

1.1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular,

(b) the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision, unless the context otherwise requires, and

(c) all accounting terms not otherwise defined herein shall have the meanings assigned under GAAP.

As used in this Agreement, the following definitions shall apply.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Agreement (including all Schedules and exhibits), as amended, modified or supplemented from time to time.

“Aspen Note” shall mean that certain secured promissory note, dated as of the date hereof, in the original principal amount of One Hundred Twenty Five Thousand Dollars ($125,000), issued by Borrower in favor of Aspen, as amended, modified or supplemented from time to time.

“Aspen Securities” shall mean, collectively, the Aspen Note and the Aspen Warrant.

“Aspen Warrant” shall mean that certain warrant to purchase 297,896 shares of Common Stock, issued by Parent to Aspen pursuant to this Agreement, as amended, modified or supplemented from time to time.

“Bedford I Note” shall mean that certain secured promissory note, dated as of the date hereof, in the original principal amount of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500), issued by Borrower in favor of Bedford I, as amended, modified or supplemented from time to time.

“Bedford I Securities” shall mean, collectively, the Bedford I Note and the Bedford I Warrant.

“Bedford I Warrant” shall mean that certain warrant to purchase 387,265 shares of Common Stock, issued by Parent to Bedford I pursuant to this Agreement, as amended, modified or supplemented from time to time.

“Bedford II Note” shall mean that certain secured promissory note, dated as of the date hereof, in the original principal amount of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500), issued by Borrower in favor of Bedford II, as amended, modified or supplemented from time to time.

“Bedford II Securities” shall mean, collectively, the Bedford II Note and the Bedford II Warrant.

“Bedford II Warrant” shall mean that certain warrant to purchase 387,265 shares of Common Stock, issued by Parent to Bedford II pursuant to this Agreement, as amended, modified or supplemented from time to time.

“Board” shall mean the board of directors of Parent.

“Bridge Loan Amount” shall mean One Hundred Six Thousand Six Hundred Fifty One and 23/100 Dollars ($106,651.23), representing the outstanding principal and accrued interest under the Bridge Note.

“Bridge Note” shall mean that certain promissory note, dated as of October 15, 2003 in the original principal amount of One Hundred Five Thousand Dollars ($105,000), issued by Parent in favor of St. Cloud, as amended, modified or supplemented from time to time.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean November 24, 2003, or such other date as the Credit Parties, on the one hand, and Purchasers, on the other hand mutually agree upon.

“Code” shall have the meaning set forth in Section 7.3.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean common stock, par value $0.001 per share, of Parent.

“Debt Service Payments” shall mean, with respect to any period, the Credit Parties’ total interest expense payments on all Indebtedness (including, without limitation, the Notes) during such period plus the Credit Parties’ scheduled principal payments on all Indebtedness (including, without limitation, the Notes) during that same period.

“Default” shall mean any event which upon notice or lapse of time, or both notice and a lapse of time, would be an Event of Default under the Notes.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization determined in accordance with GAAP.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, rules, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders, judgments, directives, and determinations, all contractual obligations, permits, licenses and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliates” shall have the meaning set forth in Section 5.23.2 hereof.

“Event of Default” with respect to the Notes, shall have the meaning set forth in the Notes.

“Executive Management Team” shall mean Elton Alderman, Thomas Billstein and Nico Rosier.

“Existing Subordinated Notes” shall mean the subordinated notes listed on Schedule 1 attached hereto.

“Expiration Date” shall mean, with respect to Section 7.4.11 and Section 7.4.12, the date when the Notes are repaid in full, and with respect to each covenant in Section 7 other than Section 7.4.11 and Section 7.4.12, the date that is the later to occur of (i) the date that the Notes are repaid in full and (ii) the first date that St. Cloud or its Affiliates cease to beneficially hold shares of Common Stock or Warrants representing, in the aggregate, fifty percent (50%) of the total number of shares of Underlying Common Stock originally issued to St. Cloud (assuming exercise of the Warrant).

“First Capital” shall mean First Capital Corporation, d/b/a FC Commercial Corporation, an Oklahoma corporation.

“First Capital Credit Facility” shall mean that certain Purchasing Agreement, dated as of January 31, 2003, by and between Borrower and First Capital, pursuant to which Borrower may obtain financing from First Capital for up to One Million Five Hundred Thousand Dollars ($1,500,000) from First Capital Corporation.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

“Incremental Revenue” shall mean, (i) with respect to the period from November 24, 2003 through December 31, 2003, an amount equal to the net revenues of Parent and its Subsidiaries for such period, determined in accordance with GAAP, minus Nine Hundred Twelve Thousand Four Hundred Twenty Two Dollars ($912,422), and (ii) with respect to any calendar quarter thereafter, an amount equal to the net revenues of Parent and its Subsidiaries for such calendar quarter, determined in accordance with GAAP, minus Two Million One Hundred Sixty One Thousand Dollars ($2,161,000).

“Indebtedness” shall mean (i) all indebtedness for borrowed money, including but not limited to the Notes, (ii) any obligation evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation to pay the deferred purchase price of property or for services (other than trade payables in the ordinary course of business), (iv) any obligation or liability of others secured by a lien on any asset of any Credit Party, whether or not such obligation or liability is assumed, (v) any guarantee or indemnity with respect to the indebtedness, obligations or liability of another Person (other than those incurred in the ordinary course of business), (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Credit Party (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all obligations of any Credit Party, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of any Credit Party, (viii) that portion of obligations with respect to capitalized leases that is properly classified as a liability on a balance sheet in conformity with GAAP, and (ix) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money.

“Investors’ Rights Agreement” shall mean that certain Investors’ Rights Agreement, dated as of the date hereof, by and among Parent, Purchasers and the parties identified therein, as amended, modified or supplemented from time to time.

“Loan Documents” shall mean, collectively, this Agreement, the Pledge and Security Agreement, the Notes, the Warrants, the Investors’ Rights Agreement, the Parent Guaranty and each of the other agreements contemplated hereby and executed by the parties.

“Majority Holders” shall mean, holders of at least fifty percent (50%) of the outstanding principal balance under the Notes or, if the Notes have been repaid, holders of at least fifty percent (50%) of the total number of shares of Underlying Common Stock originally issued to Purchasers (assuming exercise of the Warrants).

“Notes” shall mean, collectively, the St. Cloud Note and the Other Purchasers Notes.

“Other Purchaser Notes” shall mean, collectively, the Bedford I Note, the Bedford II Note and the Aspen Note.

“Other Purchaser Warrants” shall mean, collectively, the Bedford I Warrant, the Bedford II Warrant and the Aspen Warrant.

“Other Purchaser Securities” shall mean, collectively, the Bedford I Securities, the Bedford II Securities and the Aspen Securities.

“Parent Guaranty” shall mean that certain Guaranty, dated as of the date hereof, executed by Parent in favor of St. Cloud, as agent for the Purchasers, as amended, modified or supplemented from time to time.

“Permitted Indebtedness” shall mean any of the following:

(A) Indebtedness incurred under the First Capital Credit Facility up to an amount equal to Two Million Dollars ($2,000,000), or any Indebtedness hereafter obtained and owed to a replacement lender selected by the Parent in place of First Capital, provided that such amount does not exceed Two Million Dollars ($2,000,000) in the aggregate and is on terms no less onerous to Borrower than the First Capital Credit Facility;

(B) Indebtedness under the Existing Subordinated Notes;

(C) any Indebtedness (other than as described in (A) and (B) above) not to exceed $100,000 in the aggregate at any given time;

(D) any Indebtedness in connection with a Permitted Lien (as defined in the Pledge and Security Agreement); and

(E) any Indebtedness of any Credit Party to Borrower or Parent.

“Person” shall mean any corporation, limited liability company, trust, partnership, individual, association or other entity.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by and among Parent, Borrower and St. Cloud, as agent for Purchasers, as amended, modified or supplemented from time to time, granting Purchasers a security interest in all of the assets of Borrower.

“Preferred Stock” shall mean preferred stock, par value $0.001 per share, of Parent.

“Regulatory Problem” shall mean any transaction, circumstance or situation whereby (i) a Person and such Person’s Affiliates would own, control or have power over a quantity of securities of any kind issued by Borrower or any Credit Party or any other entity greater than is permitted under any requirement of any governmental authority, or (ii) it has been asserted by any governmental regulatory agency, or such Person believes, that such Person or its Affiliates are not entitled to hold, or exercise any significant right under or with respect to, the Securities or the Underlying Common Stock held by such Person.

“Regulatory Violation” shall mean, with respect to St. Cloud, (i) a diversion of the proceeds of the issuance by Borrower and Parent of the Securities from the use reported thereof on the SBA form No. 1031 delivered at the Closing, if such diversion was effected without obtaining the prior written consent of St. Cloud (which may be withheld in its sole discretion) or (ii) a change in the principal business activity of the Credit Parties to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one year after the date of the initial transactions hereunder.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of October 25, 2002, by and between Parent and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“Royalty Catch-Up Amount” shall mean, with respect to any calendar quarter, the amount by which the aggregate Royalty Payments paid in all prior calendar quarters are less than the aggregate amount that would have been paid to Purchasers if the Maximum Quarterly Royalty Payment had been paid in all prior calendar quarters.

“Royalty Payment Date” shall mean, with respect to any calendar quarter, the date that is the earlier to occur of (i) the date that Parent’s consolidated earnings for such calendar quarter are released, and (ii) thirty (30) days following the end of such calendar quarter.

“SBIC” shall mean a small business investment company licensed under the SBIC Act.

“SBIC Act” shall mean the Small Business Investment Act of 1958, as amended.

“SBIC Regulations” shall mean the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations (“13 C.F.R.”), 107 and 121, as amended.

“SEC Reports” shall mean all forms, reports and documents filed by Parent with the Commission.

“Securities” shall mean, collectively, the St. Cloud Securities and the Other Purchasers Securities.

“St. Cloud Note” shall mean that certain secured promissory note, dated as of the date hereof, in the original principal amount of Two Million Fifty Thousand Dollars ($2,050,000), issued by Borrower in favor of St. Cloud, as amended, modified or supplemented from time to time.

“St. Cloud Securities” shall mean, collectively, the St. Cloud Note and the St. Cloud Warrant.

“St. Cloud Warrant” shall mean that certain warrant to purchase 4,885,492 shares of Common Stock, issued by Parent to St. Cloud pursuant to this Agreement, as amended, modified or supplemented from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Tangible Net Worth” shall mean Parent’s consolidated net worth under GAAP (excluding intangible assets and deferred tax assets of any Credit Party).

“Taxes” shall mean any tax, duty, fee, assessment or charge of any nature whatsoever imposed by any taxing authority (including, without limitation, any gross or net income, gross or net receipts, franchise, sales, use, ad valorem, asset, value added, stamp, transfer, franchise, withholding, payroll, employment, profit sharing, capital, corporation, excise, occupation or property taxes), together with any and all penalties, fines, additions to tax or interest thereon.

“Tax Return” shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction Expenses” shall mean and include (a) all out-of-pocket fees and expenses incurred by Purchasers in connection with their due diligence review of the Credit Parties (including, without limitation, background checks), the preparation, negotiation, execution and interpretation of this Agreement, the Securities, and the other Loan Documents and the agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including, without limitation, all travel expenses incurred by representatives or agents of Purchasers and all reasonable fees and expenses of legal counsel, accountants and other third parties), which shall not exceed Ninety Thousand Dollars ($90,000) in the aggregate, (b) all reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Loan Documents and the other agreements and instruments contemplated hereby and thereby, (c) all recording and filing fees, stamp and other Taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Securities or the Underlying Common Stock, and (d) the fees and expenses incurred by any Purchaser in any required filing with any governmental agency with respect to its investment hereunder or in any other required filing with any governmental agency with respect to any Credit Party which mentions such Purchaser.

“Underlying Common Stock” shall mean (i) the Common Stock issued or issuable upon exercise of the Warrants and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Warrants” shall mean, collectively, the St. Cloud Warrant and the Other Purchasers Warrants.

2. PURCHASE AND SALE OF SECURITIES.

2.1 Authorization. Borrower and Parent have authorized the issuance to Purchasers of the Securities.

2.2 Purchase and Sale.

2.2.1 (a) Borrower agrees to borrow from and, in confirmation thereof, Borrower and Parent agree to issue the St. Cloud Securities to St. Cloud and, subject to the terms and conditions set forth herein, St. Cloud agrees to lend to Borrower Two Million Fifty Thousand Dollars ($2,050,000), (b) Borrower agrees to borrow from and, in confirmation thereof, Borrower and Parent agree to issue the Bedford I Securities to Bedford I and, subject to the terms and conditions set forth herein, Bedford I agrees to lend to Borrower One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500), (c) Borrower agrees to borrow from and, in confirmation thereof, Borrower and Parent agree to issue the Bedford II Securities to Bedford II and, subject to the terms and conditions set forth herein, Bedford II agrees to lend to Borrower One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500), and (d) Borrower agrees to borrow from and, in confirmation thereof, Borrower and Parent agree to issue the Aspen Securities to Aspen and, subject to the terms and conditions set forth herein, Aspen agrees to lend to Borrower One Hundred Twenty Five Thousand Dollars ($125,000). The Bridge Loan Amount and the St. Cloud Closing Fees shall be credited against the loan to be made by St. Cloud with respect to the St. Cloud Securities as set forth in Section 3.2.

2.2.2 The Credit Parties and Purchasers, having adverse interests and as a result of arms’ length negotiation, agree that (a) the fair market value of the Notes, if issued apart from the Warrants, is equal to Two Million Three Hundred Seventy Four Thousand Two Hundred Two Dollars ($2,374,202), (b) the fair market of the Warrants, if issued apart from the Notes, is equal to One Hundred Twenty Six Thousand Dollars ($126,000), and (c) all Tax Returns and other information returns of the parties relative to this Agreement, the Notes and the Warrants shall consistently reflect the matters agreed to in clauses (a) and (b) above.

2.3 Closing. The closing of the transactions contemplated herein (the “Closing”) will take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Los Angeles, California, on the Closing Date, or at such other time and at such other place as the parties may agree to in writing.

3. DELIVERIES AT CLOSING. At the Closing, the parties will deliver the following:

3.1 Deliveries by the Credit Parties. The Credit Parties will have delivered to each Purchaser or its counsel all of the following documents:

3.1.1 This Agreement, signed by a duly authorized officer of each Credit Party;

3.1.2 Each of the Notes of such Purchaser, signed by a duly authorized officer of Borrower;

3.1.3 Each of the Warrants of such Purchaser, signed by a duly authorized officer of Parent;

3.1.4 The Pledge and Security Agreement (and any collateral documents necessary to perfect a security interest in the Proprietary Information (as defined in Section 5.5.2 below) signed by a duly authorized officer of Parent and Borrower;

3.1.5 The Investors’ Rights Agreement, signed by a duly authorized officer of Parent and each member of the Executive Management Team;

3.1.6 The Parent Guaranty, signed by a duly authorized officer of Parent;

3.1.7 A certificate, dated as of the date hereof, signed by the Chief Executive Officer and President of each of Parent and Borrower in the form acceptable to each Purchaser; certifying that the representations and warranties of each Credit Party set forth in Section 5 hereof are true and correct in all material respects as of the Closing Date (except for any representations and warranties which are expressly as of another date) and certifying a true and complete copy of (i) the Articles of Incorporation and Bylaws (or any charter or similar organizational document) of each Credit Party, (ii) resolutions of the board of directors of each Credit Party, in each case, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transaction contemplated thereby, (iii) resolutions of the board of directors of Parent, taking such requisite action so that neither St. Cloud nor any Affiliates shall become an “Acquiring Person,” and no “Stock Acquisition Date” or “Distribution Date” (as such term is defined in the Rights Agreement) will occur, by reason of the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transaction contemplated thereby; and (iv) resolutions of the board of directors of Parent and Borrower, fixing the size of each of their boards to consist of seven (7) directors and electing each of Marshall S. Geller and Robert Lautz to serve on such boards, effective on the date that Parent obtains the directors and officers insurance policy contemplated by Section 4.1 of the Investors’ Rights Agreement or such earlier date that St. Cloud may specify to Parent in writing;

3.1.8 A closing statement (in the form provided by Purchasers) signed by a duly authorized officer of Borrower;

3.1.9 The following closing fees (collectively referred to hereafter as the “St. Cloud Closing Fees”): (i) a closing fee equal to Fifty Thousand Dollars ($50,000), which shall be payable to St. Cloud at the Closing and deducted or withheld from the amount paid by St. Cloud to Borrower for the St. Cloud Securities at the Closing; and (ii) the Transaction Expenses, a written estimate (together with any supporting documentation as Borrower reasonably requests) of which shall be provided by St. Cloud to Borrower and deducted or withheld from the amount paid by St. Cloud to Borrower for the St. Cloud Securities at the Closing;

3.1.10 A Completed Small Business Administration (“SBA”) forms No. 480 (Size Status Declaration), No. 652 (Assurance of Compliance) and No. 1031 (Portfolio Financing Report, Parts A and B);

3.1.11 A certificate of insurance (which shall be attached hereto as Schedule 3.1.11) for the insurance described in Section 5.11;

3.1.12 A certificate (which shall be attached hereto as Schedule 3.1.12), dated as of the date hereof, signed by the Chief Executive Officer and President of Borrower, certifying as to the use of proceeds from the issuance of the Securities;

3.1.13 An opinion from Stradling Yocca Carlson & Rauth, counsel to the Credit Parties, dated as of the Closing Date, and addressed to each Purchaser, in the form reasonably acceptable to St. Cloud;

3.1.14 Stock certificates representing all of the capital stock of Borrower, accompanied by duly executed and undated instruments of transfer;

3.1.15 An assignment of the rights of Cayman Sub I under that certain Memorandum of Agreement (“Cayman Receivable Agreement”), dated as of July 7, 2003, by and among Cayman Sub I, Prolong Oil and Lubricant (“Prolong Oil”) and The Trustees of The Nel Trust, No. IT3389/98 (the “Nel Trust”) to Borrower; and

3.1.16 Such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its counsel may reasonably request.

3.2 Deliveries by St. Cloud. St. Cloud will have delivered to Borrower the following:

3.2.1 A wire transfer to the account listed in Schedule 3.2.1 in an amount equal to Two Million Fifty Thousand Dollars ($2,050,000) less (i) the Bridge Loan Amount and less (ii) the St. Cloud Closing Fees (including the aggregate amount of estimated Transaction Expenses) described in Section 3.1.9 (it being understood by the parties that St. Cloud shall provide Borrower with the final aggregate amount of Transaction Expenses within thirty (30) days after the Closing and supporting documentation for such Transaction Expenses as Borrower may reasonably request and to the extent such final amount is less than the estimated amount deducted at the Closing, such difference shall be promptly paid by St. Cloud to Borrower, and to the extent such final amount is greater than the estimated amount deducted at the Closing, such difference shall be promptly paid by Borrower to St. Cloud);

3.2.2 This Agreement, signed by a duly authorized officer of St. Cloud;

3.2.3 The Investors’ Rights Agreement, signed by a duly authorized officer of St. Cloud;

3.2.4 The Pledge and Security Agreement, signed by a duly authorized officer of St. Cloud; and

3.2.4 An original copy of the Bridge Note, which shall be cancelled by Parent.

3.3 Deliveries by Bedford I. Bedford I will have delivered to the Credit Parties the following:

3.3.1 A wire transfer to the account listed in Schedule 3.2.1 in an amount equal to One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500);

3.3.2 This Agreement, signed by a duly authorized officer of Bedford I; and

3.3.3 The Investors’ Rights Agreement, signed by a duly authorized officer of Bedford I.

3.3 Deliveries by Bedford II. Bedford II will have delivered to the Credit Parties the following:

3.3.1 A wire transfer to the account listed in Schedule 3.2.1 in an amount equal to One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500);

3.3.2 This Agreement, signed by a duly authorized officer of Bedford II; and

3.3.3 The Investors’ Rights Agreement, signed by a duly authorized officer of Bedford II.

3.4 Deliveries by Aspen. Aspen will have delivered to the Credit Parties the following:

3.4.1 A wire transfer to the account listed in Schedule 3.2.1 in an amount equal to One Hundred Twenty Five Thousand Dollars ($125,000);

3.4.2 This Agreement, signed by a duly authorized officer of Aspen; and

3.4.3 The Investors’ Rights Agreement, signed by a duly authorized officer of Aspen.

3.5 Security Filings. All filings, recordings and other actions which any Purchaser or its counsel deem necessary or advisable to establish, preserve and perfect a priority security interest on all of the existing and future assets of Parent and Borrower shall have occurred and evidence, satisfactory in form and substance to each Purchaser’s counsel, that all required filings and recordings have been made and liens have been created in favor of such Purchaser, shall have been delivered to each Purchaser, including UCC-1 Financing Statements.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser severally represents and warrants to the Credit Parties as of the Closing as follows:

4.1 Due Authorization; Validity and Binding Effect. Each of the Loan Documents to which such Purchaser is a party has been duly and validly authorized, executed and delivered on behalf of such Purchaser and constitutes a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies.

4.2 Accredited Investor; Investment Intent.

4.2.1 This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to Borrower and Parent, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that (A) the

Securities to be acquired by such Purchaser are being acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, except that (without any limitation on such Purchaser’s rights to sell, assign or otherwise transfer all or any part of the Securities to be acquired by such Purchaser) such Purchaser may, in its sole discretion grant one or more participation interests in the Securities to be acquired by such Purchaser; and (B) such Purchaser has full power and authority to enter into this Agreement.

4.2.2 Such Purchaser has not been attracted to the purchase of the Securities by any general publication or advertising.

4.2.3 Such Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities to be acquired by such Purchaser, and represents that it has had an opportunity to ask questions and receive answers from Borrower and Parent regarding Borrower and Parent, their business and prospects, and the terms and conditions of the offering of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Credit Parties contained in this Agreement or any of the other Loan Documents.

4.2.4 Such Purchaser has not been organized for the purpose of acquiring the Securities and is an investor in securities of privately-held companies and acknowledges that it is able to protect its interests in connection with the purchase of the Securities to be acquired by such Purchaser, can bear the economic risk of its investment with full understanding that it can lose its entire investment in the Securities without producing a material adverse change in its financial condition, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities to be acquired by such Purchaser.

4.2.5 Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission, as presently in effect and is a small business investment company licensed by the Small Business Administration.

4.2.6 Such Purchaser understands that (A) neither the Securities to be acquired by such Purchaser nor the sale thereof to it has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law; (B) no registration statement has been filed with the Commission, nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to an investor such as such Purchaser by an impartial review of such a registration statement by the Commission or other regulatory commission will not be forthcoming; and (C) the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Borrower and Parent in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with the Commission’s Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Purchaser further represents that such Purchaser shall not sell, assign or transfer the Securities except for sales, assignments or transfers pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act. Such Purchaser shall not knowingly transfer the Securities to any Person who is a competitor of any Credit Party.

4.2.6 Such Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Credit Parties are relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

4.3 Legend. Such Purchaser understands that until (a) the Securities may be sold by the Purchaser under Rule 144 or (b) such time as the resale of the Securities have been registered under the Securities Act, the certificates representing the Securities will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

4.4 No Brokers. Such Purchaser has taken no action which would give rise to any claim by any person other than St. Cloud for brokerage commissions, finder’s fees or similar payments relating to this Agreement, or the transactions contemplated hereby or thereby.

5. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES. The Credit Parties, jointly and severally, represent and warrant to each Purchaser as of the date hereof as follows:

5.1 Organization and Corporate Power. Each of Parent and Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver the Loan Documents, to issue the Securities and to carry out the provisions of the Loan Documents. Each of the Cayman Subsidiaries is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver the Loan Documents and to carry out the provisions of the Loan Documents. Each of the Credit Parties has only one jurisdiction of organization. Each Credit Party is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires such qualification unless the failure to be so qualified would not materially adversely affect Borrower or the Credit Parties’ business, operations or financial condition. The copies of the Bylaws and Articles of Incorporation of each of Parent and Borrower and the organizational documents of each of the Cayman Subsidiaries furnished to Purchasers’ counsel reflect all amendments made thereto at any time prior to the Closing and are correct and complete in all respects.

5.2 Capitalization and Related Matters.

5.2.1 As of November 24, 2003, the authorized capital of Parent consists of 150,000,000 shares of Common Stock, 29,798,598 of which are issued and outstanding and 50,000,000 shares of Preferred Stock, no shares of which are issued and outstanding. The authorized capital share of Borrower consists of 50,000,000 shares of common stock, par value $0.001 per share, 15,968,000 shares of which are issued and outstanding, and all of which are directly owned and held of record by Parent. The authorized capital share of Cayman Sub I consists of 50,000 shares of common stock, par value $1.00 per share, 50,000 shares of which are issued and outstanding, and all of which are directly owned and held of record by Parent. The authorized capital share of Cayman Sub II consists of 50,000 shares of common stock, par value $1.00 per share, 50,000 shares of which are issued and outstanding, and all of which are directly owned and held of record by Cayman Sub I.

5.2.2 Except as set forth in Section 5.2.1 or on Schedule 5.2.2, no Credit Party has outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, or has outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. No Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of each Credit Party’s capital stock are validly issued, fully paid and nonassessable. The Underlying Common Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants and Parent’s Articles of Incorporation, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

5.2.3 Assuming the truth and accuracy of the representations and warranties of each Purchaser contained in this Agreement, the offer, sale and issuance of the

Securities as contemplated by this Agreement and the Underlying Common Stock are, or will be, exempt from the registration and prospectus delivery requirements of the Securities Act, and are, or will be, exempt from registration or qualification under the registration, permit or qualification requirements of all applicable state securities laws.

5.3 Subsidiaries. (a) Except as set forth on Schedule 5.3, Parent does not own, directly or indirectly, any securities of any Person, other than Borrower and Cayman Sub I, (b) Borrower does not own, directly or indirectly, any securities of any Person, (c) Cayman Sub I does not own, directly or indirectly, any securities of any Person, other than Cayman Sub II, (d) Cayman Sub II does not own, directly or indirectly, any securities of any Person, and (e) none of the officers of any Credit Party owns, directly or indirectly, any security or financial interest in any other Person which competes with or does business with the Credit Parties or which would be reasonably likely to interfere with the performance by such officers of his or her duties to the Credit Parties. All the business of the Credit Parties is, and for the period covered by the Financial Statements has been and the period from September 30, 2003 through the date hereof, conducted through Borrower, and neither Parent nor any of the Cayman Subsidiaries hold any assets except as described on Schedule 5.3.

5.4 Authorization; No Breach. The execution and delivery of each of the Loan Documents have been duly authorized by each of the Credit Parties, to the extent a party thereto. Each Loan Document constitutes a valid and binding obligation of each Credit Party, to the extent a party thereto, enforceable in accordance with its terms subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies. The execution, delivery and compliance with and performance by each of the Credit Parties of the Loan Documents does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under; (iii) except as contemplated by the Pledge and Security Agreement, result in the creation of any lien, security interest, charge or encumbrance upon any Credit Party’s capital stock or assets pursuant to; (iv) give any third party the right to accelerate any material obligation under; (v) result in a material violation of; or (vi) require any authorization, consent, approval, permit, exemption or other action by or notice to any court or administrative or governmental body pursuant to (A) the Bylaws or the Articles of Incorporation (or any charter or similar organizational document) of any Credit Party, (B) any law, statute, rule or regulation to which any Credit Party is subject or (C) any agreement (excluding the Loan Documents), instrument, order, judgment or decree to which any Credit Party is subject.

5.5 Assets.

5.5.1 No officer, Affiliate, consultant or employee of any Credit Party owns or has any interest, directly or indirectly, in any of the property owned by or leased by any Credit Party or in any license or product development agreement with any Credit Party. Except as set forth in Schedule 5.5.1, Borrower has good and marketable title to, or a valid leasehold interest in, all of its properties of any kind other than Proprietary Information (as defined below) and interests in such properties, which constitute all the properties and interests in property other than Proprietary Information that are used in the business of the Credit Parties (as conducted or as currently proposed to be conducted), free and clear of restrictions or conditions on transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions.

5.5.2 Except as set forth on Schedule 5.5.2, Borrower has good title to and exclusive ownership of all patents, patent applications, trademarks, service marks and domain names, together with the goodwill of the business associated therewith, copyrights, trade names, mask works, proprietary information, know-how, processes, models, designs, trade secrets, customer and supplier lists, market surveys, plans, procedures and other intellectual property rights (collectively the “Proprietary Information”), which are used or held for use in the operation or conduct of the business of the Credit Parties as presently conducted and currently proposed to be conducted, free and clear of restrictions or conditions on transfer or assignment and free and clear of payments and fees, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions or restrictions. The business of the Credit Parties as presently conducted and as currently proposed to be conducted does not and to the knowledge of the Credit Parties, will not conflict or infringe with the Proprietary Information of others. No Affiliate, officer, consultant or employee of any Credit Party has any right in any of the Proprietary Information.

5.5.3 Each Credit Party has taken commercially reasonable measures to protect the secrecy, value and confidentiality of the Proprietary Information. No Credit Party has disclosed the contents of any Proprietary Information to Persons other than its officers and employees or to other Persons who have executed appropriate confidentiality agreements. To the knowledge of Borrower, no officer, consultant or employee of any Credit Party is under any restriction, whether contractual, or by virtue of previous employment or otherwise, that would prevent such Person from performing his or her duties for any Credit Party or prevent any Credit Party from using the Proprietary Information. No Credit Party is a party to any nondisclosure or confidentiality agreements not entered into in the ordinary course of business.

5.5.4 Borrower owns, or has a valid leasehold interest in, all of the equipment and other fixed assets of the Credit Parties which are necessary and sufficient for the efficient operation of the business of the Credit Parties as currently conducted and currently proposed to be conducted and all of such assets are in good operating condition, normal wear and tear excepted.

5.6 Litigation. Except as set forth on Schedule 5.6, there are no (i) actions, proceedings or investigations pending or, to the best knowledge of Borrower, threatened, involving any Credit Party or the officers, key employees or consultants of any Credit Party, before any court or before any administrative agency or office; or (ii) violations by any Credit Party or any officer or key employee or consultant of any Credit Party, of any foreign, federal, state or local laws, regulations or orders, including but not limited to, environmental protection laws and occupational and safety laws relating to job conditions or safety and federal and state laws governing the sale and distribution of consumer products, and no Credit Party has received any correspondence or communications with respect to any possible violation or investigation of the same.

5.7 Employee Compensation. The SEC Reports list all executive officers of Parent and a description of all forms of compensation and employee benefits payable to them required to be disclosed therein. Except as set forth in the SEC Reports, no Credit Party is a party to or bound by any employment agreement not terminable at will or having more than one month’s severance pay or which requires, or which could require, compensation and benefits of more than Six Thousand Dollars ($6,000) per month, collective employment contracts, deferred compensation agreements, bonus plans, profit sharing plans, pension plans or any other plans or programs subject to ERISA or health, disability, sick pay or other employee benefits. Borrower believes that relations with its employees are satisfactory.

5.8 Material Licenses, Agreements and Related Party Agreements. Except as attached as exhibits to the SEC Reports or on Schedule 5.8, no Credit Party is a party to, nor is any of its property bound by, (i) any agreement requiring the performance by any Credit Party of any obligation for a period of time extending beyond one year from the date hereof, calling for or which could result in the payment or receipt of consideration of more than Twenty Five Thousand Dollars ($25,000), or licensing any material Proprietary Information of any Credit Party or any third party; (ii) any agreement or understanding between any Credit Party and any officer, employee or consultant of any Credit Party, other than employee compensation and benefits entered into in the ordinary course of business; (iii) any loan or credit agreements providing for the extension of credit in excess of Twenty Five Thousand Dollars ($25,000) to or from any Credit Party; (iv) any agreements or commitments containing a provision limiting the ability of any Credit Party to compete with any Person or engage in any line of business; (v) any agreement requiring any Credit Party to guaranty the obligations of any Person; (vi) any agreement requiring any Credit Party to provide indemnification to any officer or director of the Credit Parties; or (vii) any agreements providing for the payment of any royalties based on revenues (or a specific revenue stream) of any Credit Party. There is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the foregoing agreements. No Credit Party has received notice nor does it have knowledge that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements or to seek a renegotiation or adjustment of any material provisions. True, correct and complete copies of each of the agreements listed on Schedule 5.8 have been provided by Borrower to each Purchaser.

5.9 Registration Rights. Except for the rights granted to Purchasers under this Agreement and as set forth on Schedule 5.9, Parent has not granted any registration rights or preemptive rights to any holder or prospective holder of its securities.

5.10 Financial Statements. Each Purchaser has received true, correct and complete copies of (a) the audited consolidated balance sheets of Parent and its Subsidiaries dated as of December 31, 2002 (the “Balance Sheet Date”), and the related audited statements of income and cash flows of Parent and its Subsidiaries for the year then ended, and (b) the unaudited balance sheet of Parent and its Subsidiaries dated as of September 30, 2003, and the related unaudited statements of income and cash flows of Parent and its Subsidiaries for the nine month period then ended (such audited and unaudited year-end and interim statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared by the Credit Parties from the books and records of the Credit Parties and, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments that will not individually or in the aggregate be material, fairly and accurately present the financial position and results of operations, the shareholders’ equity and cash flows of the Credit Parties at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the failure of the unaudited Financial Statements to include footnotes required by GAAP. The Credit Parties maintain a standard system of accounting established and administered in accordance with GAAP. No Credit Party has any material liabilities or obligations, absolute, contingent or otherwise, other than (a) liabilities set forth in the Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2003 and (c) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which, in both cases, individually or in the aggregate, are not material to the financial condition, operations or prospects of the Credit Parties. Except as set forth on Schedule 5.10, all of the revenues and expenses set forth on the Financial Statements are for the account of or incurred by Parent or Borrower, all of the assets and liabilities set forth on the balance sheets included in the Financial Statements are assets and liabilities of Parent or Borrower, all revenues and expenses of the Credit Parties for periods subsequent to the period covered by the Financial Statements were for the account of Parent or Borrower, and no assets or liabilities set forth on the Financial Statements have been transferred from Parent or Borrower to any other Credit Party.

5.11 Insurance. The insurance coverage of the Credit Parties with respect to their properties, assets and business is reasonable and customary for corporations engaged in similar lines of business, including business interruption insurance, and is in full force and effect. Borrower shall use commercially reasonable efforts to ensure that the insurance policies with respect to such coverage include an additional insured endorsement payable in favor of Purchaser, and Borrower shall not cancel such insurance policies without the consent of St. Cloud.

5.12 Extent of Offering. No Credit Party, nor any agent acting on any Credit Party’s behalf, has offered or will offer or solicit any offers to buy any securities from, any Person or Persons so as to require the issuance or sale of the Securities to be registered pursuant to the provisions of Section 5 of the Securities Act or prevent Parent and Borrower from utilizing the provisions of Section 25102(f) of the California Corporate Securities Law of 1968 or any other applicable state securities law exemption from qualification.

5.13 Finder’s or Broker’s Fees. Except as set forth on Schedule 5.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Credit Party.

5.14 Governmental Consent, etc. No material permit, consent, approval, authorization of, declaration to, or filing with any governmental authority is required in connection with (i) the execution, delivery and performance of this Agreement or any of the other Loan Documents by the applicable Credit Parties, or (ii) the consummation by the Credit Parties of the transactions contemplated hereby and thereby, except (A) as have already been obtained or accomplished, or (B) for such filings as are required pursuant to applicable federal and state securities laws and blue sky laws filings shall be made by Parent on or before the applicable due date for such filing. Each Credit Party has all material licenses, permits or registrations needed to conduct the business of the Credit Parties as currently conducted and proposed to be conducted, and such licenses, permits or registrations are in full force and effect.

5.15 Absence of Certain Changes or Events. Except as set forth in the SEC Reports or on Schedule 5.15, since the Balance Sheet Date, there has not been any:

(a)	actual or threatened adverse change in the business, assets, liabilities, financial condition, operations or prospects of Borrower or the Credit Parties taken as a whole;

(b)	change in accounting methods, principles or practices by any Credit Party affecting any of its assets;

(c)	revaluation by any Credit Party of any of its assets;

(d)	damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of any Credit Party;

(e)	cancellation of any Indebtedness or waiver or release of any right or claim of Borrower or any other Credit Party relating to its activities or properties which had or will have an adverse effect on the business, assets, liabilities, financial condition, operations or prospects of Borrower or the Credit Parties taken as a whole;

(f)	amendment, cancellation or termination of any contract, commitment, agreement, transaction or permit relating to any assets of any Credit Party which is not in the ordinary course of business;

(g)	mortgage, pledge or other encumbrance of any assets of any Credit Party;

(h)	sale, assignment or transfer of any assets of any Credit Party outside the ordinary course of business;

(i)	failure to pay or satisfy when due any liability of Borrower in a excess of One Hundred Thousand Dollars ($100,000);

(j)	incurrence of any liability or any commitment or any other transaction in excess of One Hundred Thousand Dollars ($100,000) entered into by Borrower outside the ordinary course of business;

(k)	amendment to the Articles of Incorporation or Bylaws (or any charter or similar organizational document) of any Credit Party;

(l)	(1) new employment, deferred compensation or other similar agreement entered into by any Credit Party or increase in the compensation of any director, officer, employee or agent of any Credit Party, (2) grant of any severance, continuation or termination pay to any director, officer, employee or agent of any Credit Party, (3) increase in the benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, employee or agent of any Credit Party, or (4) change in the terms of any bonus, pension, insurance, health or other benefit plan of any Credit Party;

(m)	agreement entered into between any Credit Party and any director, officer, shareholder or Affiliate of any Credit Party;

(n)	issuance of any shares of capital stock or other equity interests in any Credit Party or payment of any dividend payments or other distributions or payments in respect of the capital stock of any Credit Party;

(o)	other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect (as such term is defined in the Pledge and Security Agreement); or

(p)	agreement by any Credit Party to do any of the things described in the preceding clauses (a) through (o) other than as expressly provided for herein.

5.16 Small Business Matters.

5.16.1 The Credit Parties acknowledge that St. Cloud is a federally licensed SBIC under the SBIC Act. Borrower, together with its “affiliates” (as that term is defined in 13 C.F.R. Section 121.103), is a “small business concern” within the meaning of the SBIC Regulations, including 13 C.F.R. Section 121.103. After giving effect to the transactions contemplated by the Loan Documents, the Credit Parties will have 500 or fewer full-time equivalent employees. The information regarding Borrower and its affiliates set forth in the SBA forms Nos. 480, 652 and 1031 delivered at the Closing is accurate and complete. Copies of such forms have been completed and executed by Borrower and delivered to St. Cloud at the Closing together with a written statement of Borrower regarding its planned use of the proceeds from the transactions contemplated by the Loan Documents. No Credit Party presently engages in, and no Credit Party shall hereafter engage in, any activities, nor shall any Credit Party use directly or indirectly the proceeds of the transactions contemplated by the Loan Documents for any purpose, for which an SBIC is prohibited from providing funds by the SBIC Regulations (including 13 C.F.R. Section 107.720).

5.16.2 The primary business activities of Borrower and the other Credit Parties do not involve, directly or indirectly, providing funds to others, purchasing or discounting debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and no Credit Party is classified under

Section 53 (Real Estate) of the NAICS manual. The assets of the business of Borrower and the other Credit Parties (the “Business”) will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Business’s financing sources, on a basis associated with the continuing sale of assets.

5.17 Affiliated Transactions. Except as set forth on Schedule 5.17, no officer, director, employee or Affiliate of any Credit Party or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with any Credit Party or has any material interest in any material property used by any Credit Party, except for (a) employment arrangements and compensation in the ordinary course of business and (b) transactions which in the aggregate shall not exceed Ten Thousand Dollars ($10,000).

5.18 Solvency. Borrower and each other Credit Party is solvent as of the date of this Agreement and no Credit Party shall become insolvent as a result of the consummation of the transactions contemplated by this Agreement or the other Loan Documents. Borrower and each other Credit Party is, and after giving effect to the transactions contemplated by this Agreement shall be, able to pay its debts as they become due, and Borrower’s and each other Credit Party’s property now has, and after giving effect to the transactions contemplated hereby shall have, a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Borrower and each other Credit Party has adequate capital to carry on its business, and after giving effect to the transactions contemplated by this Agreement, Borrower and each other Credit Party shall have adequate capital to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any other Credit Party.

5.19 Minute Books. The minute books of the Credit Parties provided to each Purchaser contain a complete summary of all meetings of directors and shareholders since 1997 and reflect all transactions referred to in such minutes accurately in all material respects.

5.20 Projections. Attached hereto as Schedule 5.20 is a true and complete copy of the latest pro forma projections of the consolidated income and cash flows of Borrower for the fiscal years ending 2004 and 2005. Such projections are based on underlying assumptions of Borrower which provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which Borrower reasonably believes are fair and reasonable in light of the historical financial performance of Borrower and of current and reasonably foreseeable business conditions and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein.

5.21 Tax Returns and Tax Matters. Each Credit Party has timely filed all Tax Returns which are required to be filed, and all such Tax Returns are true, correct and complete in all material respects. Each Credit Party has paid all Taxes which are payable and due. There is no proposed, asserted or assessed material Tax deficiency against any Credit Party. No Credit Party has received written notice from any taxing authority in a jurisdiction in which such Credit Party does not file a Tax Return stating that such Credit Party is or may be subject to taxation by that jurisdiction.

5.22 Environmental and Safety Matters. Except as set forth on Schedule 5.22:

5.22.1 Each Credit Party is now and has always been in compliance in all material respects with all Environmental and Safety Requirements.

5.22.2 Without limiting the generality of the foregoing, each Credit Party has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

5.22.3 No Credit Party has received any written or oral notice regarding any actual or alleged material violation of Environmental and Safety Requirements, or any material liabilities, obligations or responsibilities or potential material liabilities, obligations or responsibilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to such Credit Party or its facilities arising under Environmental and Safety Requirements, nor is any Credit Party aware of any information which might form the basis of any such notice.

5.22.4 None of the following exists or, or to the knowledge of any Credit Party, formerly existed at any property or facility owned or operated by any Credit Party: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) landfills, surface impoundments, or disposal areas, or (v) maintenance area or vehicle or equipment wash area.

5.22.5 No Credit Party has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to material liabilities, obligations or responsibilities of such Credit Party, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirements, nor has any Credit Party released or waived any third party, either expressly or by operation of law, from any liability, obligation or responsibility relating to any Environmental and Safety Requirements.

5.22.6 To the knowledge of any Credit Party, no facts, events or conditions relating to the past or present facilities, properties or operations of any Credit Party will prevent, hinder or limit continued compliance in all material respects with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.22.7 Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.

5.22.8 No Credit Party has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

5.22.9 Each Credit Party has provided each Purchaser with true, correct and complete copies of all environmental reports, assessments or investigations and all parts thereof (including any drafts of such items) regarding any property currently or formerly owned, leased or operated by such Credit Party.

5.23 Employee Benefits and Plans.

5.23.1 Schedule 5.23.1 sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Credit Parties or any ERISA Affiliates (as defined below), which are now, or were within the past six years, maintained, sponsored or contributed to by any Credit Party or any ERISA Affiliate, or under which any Credit Party or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Credit Party Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Credit Parties that, together with any Credit Party, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Credit Party, nor to the knowledge of Borrower, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Credit Party Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or any other applicable law or governmental rule or regulation.

5.23.2 Each Credit Party Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Credit Party Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent’s audited consolidated financial statements prior to the date of this Agreement. With respect to the Credit Party Benefit Plans, no event has occurred and, to the knowledge of Borrower, there exists no condition or set of circumstances in connection with which any Credit Party could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Credit Party Benefit Plans, ERISA, the Code or any other applicable law or governmental rule or regulation.

5.23.3 Except as disclosed on Schedule 5.23.3: (i) each Credit Party Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Credit Party Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Borrower’s knowledge no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Credit Party Benefit Plan or the exempt status of any such trust; (ii) to Borrower’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Credit Party Benefit Plan that could result in material liability to any Credit Party or any ERISA Affiliate; (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Borrower is threatened, against or with respect to any such Credit Party Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); (iv) none of the assets of Borrower or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code; (v) no Credit Party nor any ERISA Affiliate has any material liability under ERISA Section 502; (vi) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate governmental entity with respect to each Credit Party Benefit Plan; (vii) all contributions and payments to or under each Credit Party Benefit Plan which can appropriately be deducted under either Code Section 162 or 404 are, to the knowledge of Borrower, deductible; and (viii) no excise tax could be imposed upon any Credit Party under Chapter 43 of the Code.

5.23.4 No Credit Party Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or is subject to Title IV of ERISA or Section 412 of the Code, and no Credit Party nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code (a “Pension Plan”).

5.23.5 Except as set forth on Schedule 5.23.5 or as required by applicable law, no Credit Party Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Credit Party Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Each Credit Party and each of its ERISA Affiliates are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

5.23.6 No Credit Party maintains, sponsors, contributes to or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

5.24 Use of Proceeds. No part of the proceeds of the Securities will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Credit Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Securities was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U). None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Securities) will violate or result in a violation of Regulation T, Regulation U or Regulation X.

5.25 Rights Agreement. The board of directors of Parent has taken the requisite action such that none of the Purchasers nor any of their Affiliates shall become an “Acquiring Person,” and no “Stock Acquisition Date” or “Distribution Date” (as such term is defined in the Rights Agreement) will occur, by reason of the approval, execution or delivery of this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Warrants and the issuance of the shares of Common Stock upon exercise of the Warrants (including the Additional Warrant Shares (as such term is defined in the Warrants)).

5.26 Disclosure. Neither this Agreement, nor any of the other Loan Documents, nor any of the schedules, attachments, or certificates attached to this Agreement or any of the other Loan Documents, or delivered by any Credit Party at the Closing, contains any untrue statements of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Borrower has not disclosed to Purchasers, in writing, which could reasonably be anticipated to have a Material Adverse Effect.

6. REVENUE PARTICIPATION.

6.1 In consideration for Purchasers’ agreement to acquire the Securities, Borrower agrees to make quarterly royalty payments (“Royalty Payments”) to Purchasers in an aggregate amount (pro rated to each Purchaser based on the original principal amounts of the Notes) equal to (A) the lesser of (i) fifteen percent (15%) of the Incremental Revenue for such quarter and (ii) (a) with respect to the period from November 24, 2003 through December 31, 2003, sixty three one hundredth percent (0.63%) of all principal and accrued interest on the Notes outstanding as of December 31, 2003, or (b) with respect to any calendar quarter thereafter, one and one half percent (1.5%) of all principal and accrued interest on the Notes outstanding as of the midpoint of such calendar quarter (the amount contemplated by this clause (ii) is referred to as the “Maximum Quarterly Royalty Payment”) plus (B) the Royalty Catch-Up Amount; provided, however, that any payments required to be made prior to the quarter ended September 30, 2004 shall accrue and instead be paid in four equal installments (the “Installment Payments”) on each Royalty Payment Date (in addition to any other Royalty Payments required to be paid on each such Royalty Payment Date) beginning with the Royalty Payment Date for the quarter ended September 30, 2004 (except that if an Event of Default occurs under the Notes, then any accrued but unpaid Royalty Payments shall become due and payable immediately); further provided that no Royalty Payment with respect to a calendar quarter (excluding, for this purpose, Installment Payments) shall exceed twenty five percent (25%) of Incremental Revenue for such calendar quarter, and any unpaid Royalty Catch-Up Amount resulting from this limitation shall be carried forward to the following calendar quarter.

7. COVENANTS.

7.1 Financial Statements and Other Information. Until the applicable Expiration Date, Borrower shall deliver to each Purchaser the following

7.1.1 Within thirty (30) days after the end of each monthly accounting period in each fiscal year (or when furnished to any lender or other third party, if earlier), (A) unaudited statements (prepared in form reasonably satisfactory to St. Cloud), certified by Parent’s principal financial officer and principal executive officer, of income, retained earnings and changes in financial position of the Credit Parties for such monthly period and for the period from the beginning of such fiscal year to the end of such monthly period and a balance sheet of the Credit Parties as of the end of such monthly period, setting forth in each case comparisons to figures for the corresponding periods in the preceding fiscal year and comparisons to budgets prepared by Borrower, and (B) a copy of any borrowing base certificate or similar document submitted to any lender or other third party.

7.1.2 Within forty-five (45) days after the end of each quarterly accounting period in each fiscal year (or when filed with the Securities and Exchange Commission or furnished to any lender or other third party, if earlier), unaudited statements (prepared in form satisfactory to each Purchaser), certified by Parent’s principal financial officer and principal executive officer, of income, retained earnings and changes in financial position of the Credit Parties or such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period and a balance sheet of the Credit Parties as of the end of such quarterly period, setting forth in each case comparisons to figures for the corresponding periods in the preceding fiscal year and comparisons to budgets prepared by Borrower.

7.1.3 Within ninety (90) days after the end of each fiscal year (or when filed with the Securities and Exchange Commission or furnished to any lender or other third party, if earlier), statements of income, retained earnings and changes in financial position of the Credit Parties for such fiscal year, and a balance sheet of the Credit Parties as of the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year.

7.1.4 All financial statements required to be delivered hereby shall be (A) prepared in accordance with GAAP, consistently applied, except in the case of unaudited financial statements, which may not contain all footnotes required by GAAP; (B) prepared on a consolidated and consolidating basis; (C) with respect to the financial statements described in Section 7.1.2 and Section 7.1.3, accompanied by a management discussion and analysis of the Credit Parties’ financial condition, changes in financial condition and results of operations, as compared to the comparable period in the preceding fiscal year; (D) in the case of annual statements, be audited by an independent accounting firm approved by the Board; and (E) in the case of quarterly statements, shall be accompanied by a compliance certificate from Parent’s principal financial officer and principal executive officer certifying that each Credit Party is in compliance with each covenant set forth in the Loan Documents and no default has occurred with respect to this Agreement, or any of the other Loan Documents or with respect to any Indebtedness in favor of banks or other financial institutions.

7.1.5 Promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of Borrower’s or any other Credit Party’s operations and financial affairs or in conjunction with any annual or interim audit given to Borrower or any Credit Party by its independent accountants (and not otherwise contained in other materials provided pursuant to this Section).

7.1.6 Thirty (30) days prior to the commencement of each fiscal year, a comprehensive annual budget or forecast which shall include annual consolidated and consolidating budgets prepared on a monthly basis for Borrower for such fiscal year (displaying anticipated statements of income, retained earnings, changes in financial position and balance sheets and containing such internal narrative as appropriate). In addition, said plan will include a capital expenditure plan which shall be presented to the Board for its approval within thirty (30) days after the commencement of each fiscal year.

7.1.7 Promptly, but in any event within ten (10) days after the discovery of any material adverse event, change or circumstance affecting Borrower or any other Credit Party (including, but not limited to, any material change adversely affecting the revenue or cash flow of Borrower or the Credit Parties taken as a whole, the filing of any litigation or administrative claim against Borrower or any other Credit Party, involving a claim in excess of One Hundred Thousand Dollars ($100,000) or which, if concluded adversely, could reasonably be expected to have a Material Adverse Effect, or the existence of any dispute with any Person which involves, in Borrower’s judgment, a reasonable likelihood of such litigation being filed or any investigation or proceeding instituted or threatened by any federal or state regulatory agency or any notice of default by Borrower or any other Credit Party under any material agreement to which it is a party) (A) an officers’ certificate specifying the nature and period of existence thereof, and what actions Borrower or any other Credit Party has taken and/or proposes to take with respect thereto; and (B) copies of any filings, complaints or notices delivered to or served upon any Credit Party in connection therewith.

7.1.8 Promptly, but in any event within three (3) days after any Credit Party’s receipt of notice of the intention of any customer that has accounted for over ten percent (10%) of the Credit Parties’ aggregate revenues for the immediately preceding twelve month period to cease doing business with the Credit Parties or to materially reduce the volume purchased from the Credit Parties.

7.1.9 Within three (3) business days after transmission thereof, copies of all such financial statements, proxy statements and reports as Parent sends to its shareholders (“Shareholders”), and copies of all registration statements and all regular, special or periodic reports which Parent files with any state securities regulatory agency, the Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the Credit Parties’ business.

7.1.10 With reasonable promptness, such other information and financial data concerning the Credit Parties as any Person entitled to receive materials under this section may reasonably request including but not limited to data on the impact of the investment by such Purchaser on jobs created or retained, revenue and taxes, and other economic benefits.

7.2 Inspection of Property. The Credit Parties will permit any representative designated by St. Cloud upon reasonable notice, during normal business hours, to (i) visit and inspect any of the properties of any Credit Party, (ii) examine the financial records of any Credit Party and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any Credit Party with the officers, key employees and independent accountants of the Credit Parties. If either Purchaser has reasonable grounds for conducting an inspection, Borrower shall reimburse the applicable Purchaser for all commercially reasonable costs and expenses incurred by such Purchaser in connection with any such inspection.

7.3 Unfunded Liabilities - ERISA. No Credit Party shall incur any liability or tax under Section 4971 of the Internal Revenue Code of 1986, as amended (the “Code”) in respect of an accumulated funding deficiency (or obtain any waiver under Section 412(d) of the Code or Section 303 of ERISA) or incur any material liability to the Pension Benefit Guaranty Corporation in connection with any employee benefit plan of any Credit Party. No Reportable Event, as defined in Title IV of ERISA, will occur or continue with respect to any such plan.

7.4 Restrictions. Until the applicable Expiration Date, no Credit Party shall, without the prior written consent of the Majority Holders:

7.4.1 Incur Indebtedness other than Permitted Indebtedness and the obligations hereunder;

7.4.2 Pay or authorize any dividend or make or authorize any distribution upon any of its equity securities (other than dividends or distributions from the Cayman Subsidiaries to Parent);

7.4.3 Redeem, purchase or otherwise acquire, any of its equity securities or any security convertible into, or any option, warrant or other right to acquire any of its equity securities;

7.4.4 Increase compensation or other benefits to any Person, other than in the ordinary course of business consistent with past practice with respect to non-officer employees and except as may be approved by the Compensation Committee of the Board of Directors with respect to executives and officers;

7.4.5 Merge or consolidate with any Person, or sell, lease, license or otherwise dispose of any of its assets, having a fair market value, in the aggregate, of more than One Hundred Thousand Dollars ($100,000) (other than shares of capital stock of Oryxe Energy International, Inc. (“Oryxe”) held by Parent or sales of assets in the ordinary course of its business) or liquidate, dissolve, recapitalize or reorganize in any form of transaction;

7.4.6 Make loans, advances to, guarantees for the benefit of, or investments in, any Person except (i) to employees in the ordinary course of business to the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 or (ii) investments made in the ordinary course of business in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks insured by the Federal Deposit Insurance Corporation, or (C) commercial paper with a rating of at least Prime-l according to Moodys Investors Service, Inc., in each case having a maturity not in excess of one year;

7.4.7 Enter into the active management or operation of any business other than the business currently conducted by the Credit Parties unless approved by the Board;

7.4.8 Enter into any transaction with any Affiliate, director, officer, or employee of any Credit Party involving, in the aggregate, more than Ten Thousand Dollars ($10,000), except that Borrower may enter into employment arrangements approved by the Compensation Committee of the Board of Directors;

7.4.9 Create or permit to continue in existence any lien upon any assets of Borrower other than (A) purchase money liens or operating leases in the ordinary course of business, (B) liens for taxes not yet due and payable, (C) liens arising out of Indebtedness authorized by the Board, and for which St. Cloud has provided its prior written consent, (D) liens in favor of Purchasers under the Loan Documents; and (E) liens under the First Capital Credit Facility and the Existing Subordinated Notes;

7.4.10 Create or form a Subsidiary whether by acquisition, new capitalization, merger or otherwise; provided, that in the event that Purchasers shall consent to the formation or acquisition by any Credit Party of any new Subsidiary, or participation in any partnership or joint venture, whether or not wholly owned, such Credit Party shall promptly and diligently take all actions necessary or required by Purchasers to cause such corporation, partnership, or other entity or venture to become a “Credit Party” for all purposes of this Agreement and a “Grantor” under a pledge and security agreement in favor of St. Cloud, as agent for Purchasers (or any successor agent), in form and substance similar to the Pledge and Security Agreement;

7.4.11 Except as set forth on Schedule 7.4.11, issue any equity securities, including but not limited to Common Stock, securities convertible into Common Stock or options, warrants or other rights to acquire Common Stock (other than options to purchase up to 4,000,000 shares of Common Stock under Parent’s Amended and Restated 1997 Stock Incentive Plan, including options outstanding as of the date hereof);

7.4.12 (a) permit Tangible Net Worth to be less than (i) $100,000 as of the end of any quarterly period in year 2004; (ii) $500,000 as of the end of any quarterly period in year 2005; (iii) $1,000,000 as of the end of any quarterly period in year 2006; and (iv) $1,500,000 as of the end of any quarterly period thereafter.

(b) permit the ratio of EBITDA of the Credit Parties (excluding the Cayman Subsidiaries) to Debt Service Payments to be less than: (i) 0.25x for the twelve month period ending on any of March 31, 2004, June 30, 2004 or September 30, 3004; (ii) 0.50x for the twelve month period ending on December 31, 2004; (iii) 1.0x for the twelve month period ending on the last day of any quarterly period in year 2005; (iii) 2.0x for the twelve month period ending on the last day of any quarterly period in year 2006; and (iv) 3.0x for the twelve month period ending on the last day of any quarterly period thereafter;

7.4.13 Allow any officer or director of any Credit Party to use any assets of any Credit Party in such a manner as would violate such person’s fiduciary duties to such Credit Party or its shareholders;

7.4.14 (A) Change the name, business structure, FEIN, organizational number or identity of any Credit Party, or add any new fictitious name, or cease to be a “registered organization” within meaning of Section 9-307 if the Uniform Commercial Code, or relocate the chief executive office of any Credit Party or (B) other than in the ordinary course of business with respect to the sale of Inventory (as such term is defined in the Pledge and Security Agreement), move, relocate, or transfer, whether by sale or otherwise, any assets of any Credit Party necessary to the operation of the Credit Parties’ business;

7.4.15 Amend the articles of incorporation or bylaws of Parent or any other Credit Party in any manner which would adversely affect the Purchasers;

7.4.16 Effect a reverse stock split or subdivision of any shares of capital stock of Parent;

7.4.17 Enter or consummate any off-balance sheet transactions (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act);

7.4.18 Enter into any contracts not in the ordinary course of business involving obligations of any Credit Party in excess of One Hundred Thousand Dollars ($100,000) or modify or amend any material contract (including, without limitation, the First Capital Credit Facility and the Existing Subordinated Notes); or

7.4.19 Register any securities of Parent under the Securities Act in connection with an underwritten public offering unless St. Cloud reasonably consents to such registration (it being understood that it would not be unreasonable for St. Cloud to withhold its consent in any such registration in which St. Cloud would not have registration rights that are pari passu with each other holder of securities of the Company having registration rights); or

7.4.20 Take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of any Proprietary Information or which would, to the knowledge of the Credit Parties, infringe upon or misappropriate any rights of other Persons.

7.5 Affirmative Covenants. Until the applicable Expiration Date, each Credit Party shall, unless waived by the Majority Holders:

7.5.1 At all times cause to be done all things necessary to maintain, preserve and renew (i) its existence as a corporation, (ii) its patent registrations (if any)and (iii) all material licenses and permits (if any) necessary for the conduct of its business;

7.5.2 Maintain and keep its properties (if any) in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

7.5.3 Pay and discharge, when payable, all Taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid might by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves, determined in accordance with GAAP, have been set aside on its books with respect thereto;

7.5.4 Comply with all other material obligations which it incurs pursuant to any material contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been set aside on its books with respect thereto (without limiting the generality of the foregoing and subject to the terms of the Subordination Agreement, the Credit Parties shall make all payments when due under First Capital Credit Facility and the Existing Subordinated Notes);

7.5.5 Comply with all applicable laws, rules and regulations of all foreign and domestic governmental authorities, the violation of which would have a Material Adverse Effect;

7.5.6 Continue in force with good and responsible insurance companies the insurance described in Section 5.11 and Section 7.8;

7.5.8 Maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied;

7.5.9 Take commercially reasonable steps to protect trade secrets of the Credit Parties; and

7.5.10 Promptly, but in any event within ten (10) days after discovery by any Credit Party or any officers, directors or employees of any Credit Party, notify St. Clouds of any default by any Credit Party under a material agreement;

7.6 Business Operations. The Credit Parties agree that on or after the date hereof, all of their business operations shall be conducted through and for the account of Borrower or Parent, and none of the Cayman Subsidiaries shall conduct any business operations or hold any assets unless the Borrower and Parent shall have first taken all reasonably necessary actions (as determined by St. Cloud) to grant the Borrower a valid and first priority security interest in all of the assets of such Cayman Subsidiary.

7.7 Agency Fee. Borrower shall pay St. Cloud or its Affiliate a reasonable and customary agency fee to be mutually agreed upon by St. Cloud and Borrower in the event that Borrower engages St. Cloud, or an Affiliate thereof, to act as an agent for securing additional financing for Borrower beyond the original principal amount of the Notes, including any effort to increase this credit facility.

7.8 Key Man Insurance. Within fourteen (14) days after the Closing Date, Borrower shall deliver to St. Cloud evidence that it has applied for term life insurance on the life of Elton Alderman, and until such time as the principal and accrued interest under the Notes have been paid in full, Borrower shall maintain such insurance policy, in an amount equal to no less than the amount of the outstanding principal and accrued interest under the Notes plus any accrued but unpaid Royalty Payments (including any unpaid Royalty Catch-Up Amounts) pursuant to Section 6.1, with Purchasers as the primary loss beneficiary and payee thereunder (it being understood that any insurance proceeds received by Purchasers shall be applied to the then outstanding principal and accrued interest on the Notes (pro rata based on the original principal amounts of the Notes) immediately upon receipt thereof until the Notes are paid in full, and any remaining proceeds shall be paid to Borrower).

No Credit Party shall (i) cancel such insurance policies without providing at least twenty (20) days prior written notice to St. Cloud or (ii) change the beneficiary thereunder without the prior written consent of St. Cloud. Borrower shall cause the insurer under such insurance policies to provide St. Cloud with a certificate of insurance evidencing the insurance policies described in this Section 7.8.

7.9 Termination of Covenants. The covenants set forth in this Agreement shall, unless otherwise specified, survive and continue in full force for so long as amounts due under the Notes remain outstanding.

7.10 St. Cloud’s Cure of Default. In the event that any Credit Party should be in breach or default of any material agreement, lease or contract, Borrower shall immediately give notice of such fact to St. Cloud who shall have the right, but not the obligation, to cure such default, where possible or permitted, on behalf of such Credit Party. Any monies advanced by St. Cloud on behalf of any Credit Party for such purposes shall become an obligation of Borrower to St. Cloud, and shall bear interest at the same rate as that provided for in the St. Cloud Note.

7.11 Further Assurances. Each Credit Party shall take and cause to be taken all actions reasonably requested by a Purchaser consistent with the terms of this Agreement to effect the transactions contemplated by this Agreement and the Loan Documents, including but not limited to the execution and delivery of additional financing statements and other security agreements granting such Purchaser a lien upon the tangible and intangible personal property and other assets of the Credit Parties.

7.12 Use of Proceeds.

(a) Borrower shall use the proceeds from the issuance of the Securities only in the manner set forth on Schedule 3.1.12.

(b) No Credit Party shall use the proceeds of the Securities for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Credit Parties in a violation of Regulation X or to involve any broker or dealer in the violation of Regulation T.

7.13 Stock Certificates of Cayman Sub I. As soon as practicable after the date hereof (but in any event within sixty (60) days after the Closing Date), the Credit Parties shall deliver to St. Cloud or its counsel stock certificates representing sixty-five percent (65%) of the capital stock of Cayman Sub I, accompanied by duly executed and undated instruments of transfer.

7.14 Stock Certificates of Oryxe. As soon as practicable after the date hereof (but in any event within sixty (60) days after the Closing Date), the Credit Parties shall deliver to St. Cloud or its counsel stock certificates representing all of the capital stock of Oryxe held by Parent, accompanied by duly executed and undated instruments of transfer (it being understood that St. Cloud shall permit Parent to sell the stock represented by such stock certificates and shall deliver such stock certificates to Parent at such time as is necessary to effect any such sale).

7.15 The Cayman Receivables Agreement. As soon as practicable after the date hereof (but in any event within sixty (60) days after the Closing Date), the Credit Parties shall deliver to St. Cloud or its counsel an acknowledgement and consent executed by each of Prolong Oil and the Nel Trust, acknowledging and consenting to the assignment described in Section 3.1.15 and acknowledging that Borrower may pledge its rights under the Cayman Receivable Agreement to the Purchasers.

7.16 Directors and Officers Liability Insurance. As soon as practicable after the date hereof (but in any event within thirty (30) days after the Closing Date), the Credit Parties shall deliver to St. Cloud evidence of directors and officers liability insurance, which shall cover the directors and officers of each of Parent and Borrower, in an amount equal to or in excess of Two Million Five Hundred Dollars ($2,500,000).

7.17 Bailee Acknowledgments. As soon as practicable after the date hereof (but in any event within thirty (30) days after the Closing Date), the Credit Parties shall deliver to St. Cloud an acknowledgement in substantially the form attached hereto as Schedule 7.17, from each bailee or warehouseman identified on Schedule II to the Pledge and Security Agreement.

7.17 Calculation for Warrants. As soon as practicable after the date hereof, the Credit Parties shall deliver to Purchasers a statement setting forth the book value per share of the Common Stock on the Closing Date, which shall include the basis for such calculation.

8. SBIC REGULATORY PROVISIONS

8.1 Use of Proceeds.

8.1.1 At such times as St. Cloud reasonably requests, Borrower shall deliver to s St. Cloud a written statement certified by Borrower’s chief financial officer describing in reasonable detail the use of the proceeds from the transactions contemplated by the Loan Documents by Borrower. In addition to any other rights granted hereunder, Borrower shall grant St. Cloud and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds and verifying the certifications made by Borrower in SBA forms Nos. 480, 652 and 1031, delivered pursuant to Section 3.1.11 and for the purpose of determining whether the principal business activity of Borrower and the other Credit Parties continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

8.1.2 Borrower shall not, and no other Credit Party shall, use any proceeds from the transactions contemplated by the Loan Documents substantially for a foreign operation, and no more than forty-nine percent (49%) of the employees or tangible assets of the Credit Parties will be outside the United States (unless Borrower can show to the SBA’s satisfaction, that proceeds from the transactions contemplated by the Loan Documents will be used for a specific domestic purpose).

8.1.3 Borrower shall not, and no other Credit Party shall, use any proceeds from the transactions contemplated by the Loan Documents for any purpose contrary to public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free enterprise, in each case, within the meaning of 13 C.F.R. Section 107.720.

8.2 Regulatory Violation. Upon the occurrence of a Regulatory Violation or in the event that St. Cloud determines in its good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of the St. Cloud Securities and any Underlying Common Stock (whether under this Agreement, the instruments evidencing the St. Cloud Securities, the other Loan Documents or otherwise), subject to applicable law, St. Cloud shall have the right to the extent required under the SBIC Regulations to demand the immediate repurchase of all of the outstanding St. Cloud Securities and Underlying Common Stock owned by St. Cloud at a price equal to the purchase price paid for such St. Cloud Securities and Underlying Common Stock, plus all accrued interest on the St. Cloud Note, by delivering written notice of such demand to Borrower. Borrower shall pay the purchase price for such St. Cloud Securities and Underlying Common Stock by a cashier’s or certified check or by wire transfer of immediately available funds to St. Cloud within thirty (30) days after Borrower’s receipt of the demand notice, and upon such payment, St. Cloud shall deliver the certificates evidencing the St. Cloud Securities and Underlying Common Stock to be repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

8.3 Regulatory Compliance Cooperation. In the event that St. Cloud believes that it has a Regulatory Problem, St. Cloud shall have the right to transfer the St. Cloud

Securities and Underlying Common Stock without regard to any restrictions on transfer set forth in this Agreement or any of the Loan Documents other than the restrictions under applicable securities law, and the Credit Parties shall take all such actions as are reasonably requested by St. Cloud in order to (i) effectuate and facilitate any transfer by St. Cloud of the St. Cloud Securities and Underlying Common Stock then held by St. Cloud to any Person designated by St. Cloud; (ii) permit St. Cloud (or any of its Affiliates) to exchange all or any portion of the Common Stock then held by it on a share-for-share basis for shares of a series of nonvoting stock in Parent, which nonvoting stock shall be identical in all respects to Common Stock, except that such stock shall be nonvoting and shall be convertible into Common Stock on such terms as are requested by St. Cloud in light of regulatory considerations then prevailing; and (iii) amend this Agreement, the Articles of Incorporation and Bylaws of Parent, and related agreements and instruments to effectuate and reflect the foregoing.

8.4 Economic Impact Information. Promptly after the end of each calendar year (but in any event prior to February 28 of the succeeding calendar year), Borrower shall deliver to St. Cloud a written assessment of the economic impact of St. Cloud’s investment, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Credit Parties and on Taxes paid by the Credit Parties and their employees.

8.5 Sales of Securities to St. Cloud. Without St. Cloud’s consent, Parent will not issue securities to St. Cloud in the future if such issuance would cause to St. Cloud to be deemed to be a member of an “Investor Group” in “Control” of Parent (as such terms are defined in 13 C.F.R. Section 107.865).

8.6 Business Activity. For a period of one (1) year following the date hereof, neither Borrower nor any other Credit Party will change its business activity if such change would render Borrower or any other Credit Party ineligible to receive financial assistance from St. Cloud (within the meanings of 13 C.F.R. Sections 107.720 and 107.760(b)).

8.7 Number of Shareholders. Parent will notify St. Cloud from time to time when the number of its Shareholders decreases below fifty (50).

8.8 Compliance With Non-Discrimination Requirements. Each Credit Party shall comply at all times with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

9. MISCELLANEOUS.

9.1 Agreement to Maintain Confidentiality. Purchasers and the Credit Parties agree that, except with the prior written permission of the other party, they will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchasers and the Credit Parties to maintain in confidence, any written, oral, or other confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder, unless (a) such information is already known to such party or is lawfully disclosed to such party by a third party that, to the knowledge of such party receiving such information, is not bound by a confidentiality agreement, or other contractual, legal or fiduciary obligation of confidentiality, or (b) such information is or becomes generally available to the public other than as a result of a breach of this Section 9.1, or (c) such information is independently developed by such party, or (d) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (e) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Notwithstanding the foregoing, each Purchaser may disclose such confidential information to actual or potential partners or members of such Purchaser; provided that the Purchaser disclosing such confidential information shall be liable for any breach of this Section 9.1 by any such partner or member.

9.1 Expenses. Borrower agrees to pay and save Purchasers harmless against liability for the payment of the Transaction Expenses.

9.2 Remedies. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover any sums allowable under Section 7.10 or any damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law or equity, which rights may be exercised cumulatively and not alternatively. The prevailing party in any such dispute shall receive its reasonable attorneys’ fees and costs.

9.3 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Credit Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by them, with and only with the written consent of St. Cloud. Borrower agrees pay any fees incurred in connection with any consent, waiver or amendment of any Loan Document. No course of dealing between any Credit Party and the holder of any Securities or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such holders.

9.4 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement for a period of eighteen (18) months, except with respect to the representations and warranties set forth in Section 5.21 and Section 5.23 which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections, regardless of any investigation made by any Purchaser or on its behalf.

9.5 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

9.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.7 Counterparts. This Agreement may be executed in two or more counterparts any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same Agreement.

9.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.9 Notices. Any notice, demand or other communication required or permitted under the terms of this Agreement shall be in writing and shall be made by telegram, telex or electronic transmitter or certified or registered mail, return receipt requested, and shall be deemed to be received by the addressee on the date delivery is confirmed, if sent by Fed Ex, Express Mail, or other similar overnight delivery service, the date of electronic confirmation of receipt, if sent by telegram, telex, telecopy or electronic transmitter, and three (3) business days after mailing, if sent by certified or registered mail, with postage prepaid, and properly addressed. Notices shall be addressed as provided below:

If to St. Cloud to:	St. Cloud Capital Partners, LP
10866 Wilshire Blvd., Suite 1450
Los Angeles, California 90024
Facsimile: (310) 475-0550
Attention: Robert Lautz

With a copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Facsimile: (213) 891-8763
Attention: W. Alex Voxman, Esq.

If to Bedford I:	Bedford Oak Capital, L.P.
100 S. Bedford Road
Mt. Kisco, New York 10549
Facsimile: (914) 242-5798
Attention: Harvey P. Eisen

If to Bedford II:	Bedford Oak Offshore, Ltd.
100 S. Bedford Road
Mt. Kisco, New York 10549
Facsimile: (914) 242-5798
Attention: Harvey P. Eisen

If to Aspen:	Aspen Ventures LLC
210 East 39th Street
New York, New York 10016
Facsimile: (212) 679-3816
Attention: Fred B. Tarter

If to any Credit Party:	Prolong Super Lubricants, Inc.
6 Thomas
Irvine, California 92618
Facsimile: (949) 587-2707
Attention: Chief Executive Officer

With a copy to:	Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Facsimile: (949) 725-4100
Attention: Michael E. Flynn, Esq.

Any party may change its address for this purpose by giving a written notice thereof as herein provided.

9.10 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of California applicable to contracts made and to be performed in that state.

9.11 No Strict Construction. The Credit Parties hereby waive the benefit of any statute or rule of law or judicial decision, including without limitation, California Civil Code § 1654, which would otherwise require that the provisions of this Agreement be construed or interpreted most strongly against the party responsible for the drafting thereof.

9.12 Schedules. All schedules and the exhibit are an integral part of this Agreement.

9.13 Final Agreement. This Agreement, together with the other Loan Documents, constitutes the final agreement of the parties concerning the matters herein, and supersedes all prior and contemporaneous agreements and understandings.

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IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement to be effective as of the date first above written.

PARENT:		ST. CLOUD:

PROLONG INTERNATIONAL CORPORATION		ST. CLOUD CAPITAL PARTNERS, L.P.

By:	/s/ Elton Alderman	By:	SCCP, LLC
	Name: Elton Alderman	Its:	General Partner
Title: President and Chief Executive Officer
By: /s/ Marshall S. Geller
Name: Marshall S. Geller Its: Senior Managing Member

BORROWER:

PROLONG SUPER LUBRICANTS, INC.

By:	/s/ Elton Alderman
Name: Elton Alderman Title: President and Chief Executive Officer

CAYMAN SUB I:

PROLONG INTERNATIONAL HOLDINGS LTD.

By:	/s/ Elton Alderman
Name: Elton Alderman
Title: President and Chief Executive Officer

CAYMAN SUB II:

PROLONG INTERNATIONAL LTD.

By:	/s/ Elton Alderman
Name: Elton Alderman Title: President and Chief Executive Officer

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BEDFORD OAK CAPITAL, L.P.

By:	/s/ Harvey P. Eisen
Name: Harvey P. Eisen Title: Chairman and Managing Partner

BEDFORD OAK OFFSHORE, LTD.

By:	/s/ Harvey P. Eisen
Name: Harvey P. Eisen Title: Chairman and Managing Partner

ASPEN VENTURES LLC

By:	/s/ Fred B. Tarter
Name: Fred B. Tarter Title: President

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